Filed pursuant to Rule 424(b)(5)
                               Registration No. 33-52525
                               Registration Nos.  333-43811 and 333-43811-01



          Information contained herein is subject to completion or amendment. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.



                                SUBJECT TO COMPLETION
                    PRELIMINARY PROSPECTUS DATED JANUARY 23, 1998

          PROSPECTUS SUPPLEMENT
          ---------------------
          (To Prospectus dated January 23, 1998)

                                     $250,000,000
                                 ENSERCH CORPORATION
                   $          % Series A Notes due January 1, 2003
                   $          % Series B Notes due January 1, 2008
                                   _______________

                        Interest payable January 1 and July 1
                                   _______________

             The       % Series A Notes due January 1, 2003 (Series A
          Notes) and the       % Series B Notes due January 1, 2008 (Series
          B Notes and, together with the Series A Notes, the Notes) will be redeemable as a whole or in part at the option of the Company at any time, at a redemption price equal to the greater of (i) 100% of the principal amount thereof and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon from the redemption date to the maturity date, computed by discounting such payments, in each case, to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined herein) plus 10 basis points plus, in each case, accrued interest on the principal amount thereof to the date of redemption. See CERTAIN TERMS OF THE NOTES herein and DESCRIPTION OF DEBT SECURITIES in the accompanying Prospectus.
                                   _______________

            THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR BY ANY STATE SECURITIES
             COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR
             ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
               ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS
                  TO WHICH IT RELATES.  ANY  REPRESENTATION  TO THE
                           CONTRARY IS A CRIMINAL OFFENSE.
                                   _______________

                                                  Underwriting   Proceeds
                                       Price to   Discounts and     to
                                       Public(1) Commissions(2) Company(3)
                                       --------- -------------- ----------
          Per Series A Note . . . . .         %              %           %
          Total Series A Notes  . . .   $         $              $
          Per Series B Note . . . . .         %              %           %
          Total Series B Notes  . . .   $         $              $
          Total Notes . . . . . . . .   $         $              $
          ____________________

          (1)  Plus accrued interest, if any, from the date of issuance.
          (2) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.
          (3) Before deduction of expenses payable by the Company, estimated at $282,500.

             The Notes are offered by the several Underwriters, subject to prior sale, when, as and if accepted by them and subject to approval of certain legal matters by Winthrop, Stimson, Putnam & Roberts, counsel for the Underwriters. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the
          Notes will be made on or about January   , 1998 through the book-
          entry facilities of The Depository Trust Company (DTC), against payment therefor in immediately available funds.
                                   _______________


          MERRILL LYNCH & CO.
                         GOLDMAN, SACHS & CO.
                                           LEHMAN BROTHERS
                                                       SALOMON SMITH BARNEY
                                   _______________

              The date of this Prospectus Supplement is January  , 1998.

             CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE NOTES. SPECIFICALLY, THE UNDERWRITERS MAY OVERALLOT IN CONNECTION WITH THE OFFERING, AND MAY BID FOR AND PURCHASE,
          THE NOTES IN THE OPEN MARKET.   FOR A DESCRIPTION OF THESE
          ACTIVITIES, SEE "UNDERWRITING" HEREIN.

                                   _______________


                              CERTAIN TERMS OF THE NOTES

             The following information concerning the Notes supplements and should be read in conjunction with the statements under DESCRIPTION OF DEBT SECURITIES in the accompanying Prospectus.

          General

             The Series A Notes and the Series B Notes will be issued as two new series of Debt Securities under an Indenture (For Unsecured Debt Securities), dated as of January 1, 1998
          (Indenture), between the Company and The Bank of New York as trustee (Trustee).

             The Notes will be unsecured obligations ranking pari passu with other outstanding unsecured indebtedness of the Company. Under certain circumstances involving the creation by the Company, or a subsidiary of the Company, of any mortgage, pledge or other lien or encumbrance on any of its properties or assets, certain outstanding unsecured indebtedness of the Company would be entitled to the benefit of a security interest in such property or assets. In no event are the Notes entitled to the benefit of a security interest in such property or assets.

          Maturity, Interest and Payment

             The Series A Notes will mature on January 1, 2003 and will bear interest from the date of issuance, at the rate shown in their title, payable semi-annually on January 1 and July 1, commencing July 1, 1998. The Series B Notes will mature on January 1, 2008 and will bear interest from the date of issuance, at the rate shown in their title, payable semi-annually on each January 1 and July 1, commencing July 1, 1998. Interest will be paid to the persons in whose names the Notes are registered at the close of business on the 15th day of the calendar month next preceding each semi-annual interest payment date.

          Redemption

             The Notes of each series will be redeemable as a whole at any time or in part, from time to time, at the option of the Company, at a redemption price equal to the sum of (a) the greater of (i) 100% of the principal amount of such Notes and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon from the redemption date to the maturity date, computed by discounting such payments, in each case, to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate, plus 10 basis points, plus (b) accrued interest on the principal amount thereof to the date of redemption.

             "Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

             "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of such Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining terms of such Notes. "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by the Trustee after consultation with the Company.

             "Comparable Treasury Price" means, with respect to any redemption date, (i) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third Business Day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities" or (ii) if such release (or any successor release) is not published or does not contain such prices on such Business Day, the average of the Reference Treasury Dealer Quotations actually obtained by the Trustee for such redemption date. "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m. on the third Business Day preceding such redemption date.

             "Reference Treasury Dealer" means each of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Goldman, Sachs & Co., Lehman Brothers Inc. and Salomon Brothers Inc and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), the Company shall substitute therefor another Primary Treasury Dealer.

             Notice of any redemption will be mailed at least 30 days but no more than 60 days before the redemption date to each holder of Notes to be redeemed. If, at the time notice of redemption is given, the redemption moneys are not held by the Trustee, the redemption may be made subject to their receipt on or before the date fixed for redemption and such notice shall be of no effect unless such moneys are so received.

             Upon payment of the redemption price, on and after the redemption date interest will cease to accrue on the Notes or portions thereof called for redemption.

          Book-Entry Only - The Depository Trust Company.

             DTC will act as securities depositary for the Notes. The Notes of each series will be issued only as fully-registered securities registered in the name of Cede & Co. (DTC's nominee). One or more fully-registered global Note certificates, representing the total aggregate number of Notes of each series, will be issued and will be deposited with DTC.

             DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants (Participants) deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations (Direct Participants). DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others, such as securities brokers and dealers, banks and trust companies that clear transactions through or maintain a direct or indirect custodial relationship with a Direct Participant either directly or indirectly (Indirect Participants). The rules applicable to DTC and its Direct Participants and Indirect Participants (together, Participants) are on file with the Securities and Exchange Commission.

             Purchases of Notes within the DTC system must be made by or through Direct Participants, which will receive a credit for the Notes on DTC's records. The ownership interest of each actual purchaser of Notes (Beneficial Owner) is in turn to be recorded on the Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Participants through which the Beneficial Owners purchased Notes. Transfers of ownership interests in the Notes are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in the Notes, except in the event that use of the book-entry system for the Notes is discontinued.

             To facilitate subsequent transfers, all the Notes deposited by Direct Participants with DTC are registered in the name of DTC's nominee, Cede & Co. The deposit of Notes with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Notes; DTC's records reflect only the identity of the Direct Participants to whose accounts such Notes are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

             Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants and by Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements that may be in effect from time to time.

             Redemption notices shall be sent to Cede & Co. If less than all of the Notes are being redeemed, DTC's practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

             Neither DTC nor Cede & Co. will itself consent or vote with respect to Notes. Under its usual procedures, DTC would mail an Omnibus Proxy to the Company as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co. consenting or voting rights to those Direct Participants to whose accounts the Notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).

             Principal and interest payments on the Notes will be made to DTC. DTC's practice is to credit Direct Participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on such payment date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in "street name," and such payments will be the responsibility of such Participant and not of DTC or the Company, subject to any statutory or regulatory requirements to the contrary that may be in effect from time to time. Payment of principal and interest to DTC is the responsibility of the Company, disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Participants.

             Except as provided herein, a Beneficial Owner will not be entitled to receive physical delivery of Notes. Accordingly, each Beneficial Owner must rely on the procedures of DTC to exercise any rights under the Notes.

             DTC may discontinue providing its services as securities depositary with respect to the Notes at any time by giving reasonable notice to the Company. Under such circumstances, in the event that a successor securities depositary is not obtained, Note certificates are required to be printed and delivered. Additionally, the Company may decide to discontinue use of the system of book-entry transfers through DTC (or any successor depositary) with respect to the Notes. In that event, certificates for the Notes will be printed and delivered.

             The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that the Company believes to be reliable, but the Company does not take responsibility for the accuracy thereof.

                                     THE COMPANY

             The Company was incorporated under the laws of the State of Texas in 1942 and has perpetual existence under the provisions of the Texas Business Corporation Act. The Company, a wholly owned subsidiary of Texas Utilities Company (Texas Utilities), is an integrated company focused on natural gas. Its major business operations are natural gas pipeline, processing, marketing and distribution. Through these business operations, the Company is engaged in owning and operating interconnected natural gas transmission lines, underground storage reservoirs, compressor stations and related properties in Texas; gathering and processing natural gas to remove impurities and extract liquid hydrocarbons for sale, and the wholesale and retail marketing of natural gas in several areas of the United States, and owning and operating approximately 550 local gas utility distribution systems in Texas. The principal executive offices of the Company are located at 1601 Bryan Street, Dallas, Texas 75201; the telephone number is (214) 812-4600.

             On August 5, 1997 (Merger Date), Texas Utilities became the holding company for both the Company and Texas Energy Industries, Inc. (TEI). Immediately prior to the transaction (Merger), the Company's ownership interests in Enserch Exploration, Inc. and Lone Star Energy Plant Operations, Inc. (together, the Unacquired Business) were distributed to the holders of the Company's common stock. Pursuant to the Merger, Lone Star Gas Company and Lone Star Pipeline Company, the local distribution and pipeline divisions of the Company, and other businesses, excluding the Unacquired Businesses, were acquired by Texas Utilities.

             TEI is a holding company formerly known as Texas Utilities Company. The principal subsidiary of TEI is Texas Utilities Electric Company (TU Electric), which is an electric utility engaged in the generation, purchase, transmission, distribution and sale of electric energy wholly within the State of Texas.
          The other electric utility subsidiaries of TEI are Southwestern Electric Service Company, which is engaged in the purchase, transmission, distribution and sale of electric energy in ten counties in the eastern and central parts of Texas with a population estimated at 126,900, and Texas Utilities Australia Pty. Ltd., owner of Eastern Energy Limited, which is engaged in the purchase, distribution, marketing and sale of electric energy to approximately 481,000 customers in the State of Victoria, Australia. TEI also has three other subsidiaries which perform specialized functions within the Texas Utilities system: Texas Utilities Fuel Company owns a natural gas pipeline system, acquires, stores and delivers fuel gas and provides other fuel services at cost for the generation of electric energy by TU Electric; Texas Utilities Mining Company owns, leases and operates fuel production facilities for the surface mining and recovery of lignite at cost for the generation of electric energy by TU Electric; and Texas Utilities Services Inc. provides financial, accounting, information technology, environmental services, customer services, personnel, procurement and other
          administrative services at cost.    In addition, in November
          1997, Texas Utilities acquired Lufkin-Conroe Communications Co.
          (LCC). LCC offers long-distance, cellular, internet and other services and provides local telephone services in Southeast Texas.

             As of December 31, 1997, the Company transferred its interests in four of its subsidiaries to TEI (Reorganization). These subsidiaries are Enserch Development Corporation, Lone Star Gas International, Inc., National Pipeline Company and Enserch International Services Inc. (Transferred Subsidiaries). As a result of the Reorganization, the Company is no longer engaged in foreign and domestic power and pipeline project development. The Reorganization was effected in order to strengthen the Company's financial position by relieving it of certain indebtedness as well as its obligation to make capital expenditures in the future. See SUMMARY OF HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL INFORMATION OF THE COMPANY AND ITS SUBSIDIARIES.

                         SUMMARY OF HISTORICAL AND PRO FORMA
                          CONSOLIDATED FINANCIAL INFORMATION
                         OF THE COMPANY AND ITS SUBSIDIARIES

                (THOUSANDS OF DOLLARS, EXCEPT RATIOS AND PERCENTAGES)


             The following material, which is presented herein solely to furnish limited introductory information, is qualified in its entirety by, and should be considered in conjunction with, the other information appearing in this Prospectus Supplement and the accompanying Prospectus, including the Incorporated Documents.
          In the opinion of the Company, all adjustments (constituting only normal recurring accruals) necessary for a fair statement of the results of operations for the nine months ended September 30, 1997, have been made.


                                                    ACTUAL
                                     ------------------------------------
                                             TWELVE MONTHS ENDED
                                                 DECEMBER 31,
                                     ------------------------------------

                                        1992          1993         1994
                                        ----          ----         ----
           Income statement data:

             Operating Revenues  .   $1,627,739     $1,878,902   $2,095,508
             Net Income (Loss) . .   $  (27,333)    $   59,381   $  102,095
             Ratio of Earnings to
              Fixed Charges (b)  .         1.00           0.91         1.09


                                                       ACTUAL
                                              -----------------------
                                                TWELVE MONTHS ENDED
                                                    DECEMBER 31,
                                              ------------------------
                                                1995          1996
                                                ----          ----

           Income statement data:

             Operating Revenues  . . . . .    $1,931,240     $2,142,625
             Net Income (Loss) . . . . . .    $   13,053     $   19,042
             Ratio of Earnings to
               Fixed Charges (b) . . . . .          1.06           1.44


                                                     ADJUSTED(A)
                                            -----------------------------
                                                             NINE MONTHS
                                                                ENDED
                                                            SEPTEMBER 30,
                                                 1996            1997
                                                 ----       -------------
           Income statement data:

             Operating Revenues  . . . . .       $1,888,974    $1,551,808
             Net Income (Loss) . . . . . .       $    1,395    $  (14,384)
             Ratio of Earnings to
              Fixed Charges (b)  . . . . .             1.24          0.70


                                                          ADJUSTED(C)
                                                      --------------------
                                        OUTSTANDING
                                            AT
                                       SEPTEMBER 30,
                                           1997         AMOUNT     PERCENT
                                       -------------    ------     -------
           Capitalization (Unaudited):

             Long-term Debt  . . . .      $  674,590     $899,590    51.7%

             Preferred Stock . . . .         175,000       75,000     4.3

                                             564,533      764,533    44.0
           Common Stock Equity . . .      ----------     --------   ------

                                          $1,414,123   $1,739,123   100.0%
             Total Capitalization  .      ==========   ==========   ======

          (a) Adjusted income statement data is derived from the historical financial statements of the Company and gives effect to the distribution of all of the shares of Enserch Exploration, Inc. held by the Company to its shareholders (Distribution), and assumes that the Distribution had occurred at the beginning of the period presented. The unaudited pro forma net income for the twelve months ended September 30, 1997 excludes $13,948,000 of direct merger expenses incurred by the Company and contains only the income from continuing operations. In the Company's opinion the effect of the Reorganization on the statements of income is immaterial and, as a result, no adjustments have been made to reflect the Reorganization.

          (b) See HISTORICAL AND PRO FORMA RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS in the accompanying Prospectus.

          (c) To give effect to (1) the issuance of the Notes by the Company, (2) the redemption of $100,000,000 of preferred stock on January 16, 1998, (3) the transfer by the Company to TEI of the Transferred Subsidiaries which resulted in a decrease of approximately $25,000,000 of long-term debt and
               (4) the sale of shares of the Company's common stock to Texas Utilities for an aggregate of $200,000,000. Adjusted amounts do not reflect any possible future sales from time to time by the Company of up to an additional $250,000,000 principal amount of its debt securities and/or preferred trust securities of its subsidiary, Enserch Capital I, for which registration statements are effective pursuant to Rule 415 under the Securities Act.

                                   USE OF PROCEEDS


             The net proceeds to be received by the Company from the sale of the Notes are expected to be used for the redemption or repurchase of certain of its outstanding debt and preferred stock.


                                     UNDERWRITING

             Under the terms and subject to the conditions of the Underwriting Agreement dated the date hereof, the Underwriters named below have severally agreed to purchase, and the Company has agreed to sell to them, severally, the respective principal amount of the Notes set forth opposite their names below:


                                                   Principal    Principal
                                                   Amount of    Amount of
                                                   Series A     Series B
                        Underwriters                 Notes       Notes
                        ------------               ---------    ---------
           Merrill Lynch, Pierce, Fenner & Smith
                        Incorporated . . . . . .  $            $

           Goldman, Sachs & Co.  . . . . . . . .  $            $

           Lehman Brothers Inc.  . . . . . . . .  $            $

           Salomon Brothers Inc  . . . . . . . .  $            $
                                                   ----------    --------

                TOTAL  . . . . . . . . . . . . .  $            $
                                                   ==========    ========

             The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the Notes are subject to the approval of certain legal matters by their counsel and to certain other conditions. The Underwriters are committed to take and pay for all of the Notes if any are taken.

             The Underwriters propose initially to offer part of the Notes to the public at the public offering price set forth on the cover page of this Prospectus and part to certain dealers at such price
          less a concession not in excess of      % of the principal amount
          of the Notes. The Underwriters may allow and such dealers may
          reallow a concession not in excess of      % of the principal
          amount of the Notes to certain other dealers. After the initial offering of the Notes, the offering price and selling terms may from time to time be varied by the Underwriters.

             The Company has agreed to indemnify the Underwriters against certain liabilities under the Securities Act.

             The Company does not intend to apply for listing of the Notes on a national securities exchange, and there is at present no trading market for the Notes. The Company has been advised by the Underwriters that they each presently intend to make a market in the Notes as permitted by applicable laws and regulations. The Underwriters are not obligated, however, to make a market in the Notes and any such market-making may be discontinued at any time by any Underwriter. Accordingly, no assurance can be given as to the liquidity of, or trading market for, the Notes.

             In order to facilitate the offering of the Notes, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes. Specifically, the Underwriters may overallot in connection with the offering of the Notes, creating a short position in the Notes for their own accounts. In addition, to cover overallotments or to stabilize the price of the Notes, the Underwriters may bid for, and purchase, the Notes in the open market. Finally, in the offering of the Notes, the Underwriters may reclaim selling concessions allowed to a dealer for distributing the Notes in the offering if the Underwriters repurchase previously distributed Notes in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Notes above independent market levels. The Underwriters are not required to engage in these activities and may end any of these activities at any time.

          =================================================================

             NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS SUPPLEMENT AND PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF SUCH INFORMATION. THIS PROSPECTUS SUPPLEMENT AND PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES DESCRIBED IN THIS PROSPECTUS SUPPLEMENT AND PROSPECTUS OR AN OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL.
                                   _______________

                                  TABLE OF CONTENTS

                                PROSPECTUS SUPPLEMENT
                                                                       PAGE
                                                                       ----

          Certain Terms of the Notes  . . . . . . . . . . . . . . . . . S-2
          The Company . . . . . . . . . . . . . . . . . . . . . . . . . S-5
          Summary of Historical and Pro Forma
             Consolidated Financial Information . . . . . . . . . . . . S-6
          Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . S-7
          Underwriting  . . . . . . . . . . . . . . . . . . . . . . . . S-7

                                      PROSPECTUS

          Incorporation of Certain Documents By Reference . . . . . . .   3
          Available Information . . . . . . . . . . . . . . . . . . . .   3
          The Company . . . . . . . . . . . . . . . . . . . . . . . . .   4
          The Trust . . . . . . . . . . . . . . . . . . . . . . . . . .   5
          Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . .   5
          Historical and Pro Forma Ratios of
             Earnings to Fixed Charges and Earnings to
             Combined Fixed Charges and Preferred Dividends . . . . . .   5
          Description of Debt Securities  . . . . . . . . . . . . . . .   6
          Description of the Preferred Trust Securities . . . . . . . .  14
          Description of the Guarantee  . . . . . . . . . . . . . . . .  21
          Description of the Junior Subordinated Debentures . . . . . .  23
          Certain United States Federal Income Tax Consequences
             Relating to the Preferred Trust Securities . . . . . . . .  32
          Experts and Legality  . . . . . . . . . . . . . . . . . . . .  34
          Plan of Distribution  . . . . . . . . . . . . . . . . . . . .  35

          =================================================================




          =================================================================


                                     $250,000,000


                                 ENSERCH Corporation


                                    $
                                 % SERIES A NOTES DUE 2003

                                    $
                                 % SERIES B NOTES DUE 2008



                                   _______________

                                PROSPECTUS SUPPLEMENT
                                   _______________



                                 MERRILL LYNCH & CO.

                                 GOLDMAN, SACHS & CO.

                                   LEHMAN BROTHERS

                                 SALOMON SMITH BARNEY


                                  JANUARY    , 1998

          =================================================================